Exhibit 4.7

First Supplemental Indenture (this “Supplemental Indenture”), dated as of July 31, 2020, among Sotera Health Holdings, LLC, a Delaware limited liability company (the “Issuer”); Sterigenics Radiation Technologies Holdings, LLC, a Delaware limited liability company; Sterigenics Radiation Technologies, LLC, a Delaware limited liability company; Nelson Laboratories Holdings, LLC, a Delaware limited liability company; Nelson Laboratories Fairfield Holdings, LLC, a Delaware limited liability company; and Iotron Industries USA Inc., an Indiana corporation (each, an “Additional Guarantor” and collectively, the “Additional Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral agent (the “Second Lien Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of Sotera Health Holdings, LLC and the Notes Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (as amended or supplemented, the “Indenture”), dated as of December 13, 2019, providing for the issuance of Senior Secured Second Lien Floating Rate Notes due 2027 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Additional Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Additional Guarantors shall unconditionally guarantee all of the Issuer’s Notes Obligations under the Notes and the Indenture and the other Notes Documents on the terms and conditions set forth herein and under the Indenture (the “Notes Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, each of the Trustee and the Second Lien Notes Collateral Agent is authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)    Agreement to Guarantee. Each Additional Guarantor hereby agrees to be a Notes Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to a Notes Guarantor, including Article 10 thereof.

(3)    Execution and Delivery. Each Additional Guarantor agrees that the Notes Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Notes Guarantee on the Notes.

(4)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

(6)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)    The Trustee and the Second Lien Notes Collateral Agent. Neither the Trustee nor the Second Lien Notes Collateral Agent make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

(8)    Benefits Acknowledged. Each Additional Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Notes Guarantee are knowingly made in contemplation of such benefits.

(9)    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby and shall be deemed to be parties to the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

STERIGENICS RADIATION TECHNOLOGIES HOLDINGS, LLC

By:	/s/ Matthew D. Shimkus
Name: Matthew D. Shimkus
Title: Vice President, Treasurer and Secretary

STERIGENICS RADIATION TECHNOLOGIES, LLC

By:	/s/ Matthew D. Shimkus
Name: Matthew D. Shimkus
Title: Vice President, Treasurer and Secretary

NELSON LABORATORIES HOLDINGS, LLC

By:	/s/ Bruce T. Krarup
Name: Bruce T. Krarup
Title: Vice President, Treasurer and Secretary

NELSON LABORATORIES FAIRFIELD HOLDINGS, LLC

By:	/s/ Bruce T. Krarup
Name: Bruce T. Krarup
Title: Vice President, Treasurer and Secretary

IOTRON INDUSTIRES USA INC.

By:	/s/ Matthew D. Shimkus
Name: Matthew D. Shimkus
Title: Vice President, Treasurer and Secretary

[Signature Page to Supplement No. 1 to Second Lien Notes Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ W. Thomas Morris II
Name: W. Thomas Morris II
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Second Lien Notes Collateral Agent

By:	/s/ W. Thomas Morris II
Name: W. Thomas Morris II
Title: Vice President

[Signature Page to Supplement No. 1 to Second Lien Notes Indenture]